Results of November 11, 2004 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees were elected, as follows:

	     Votes	Votes
	For	Withheld
Jameson A. Baxter                                   12,529,121
466,091
Charles B. Curtis                                      12,534,472
460,740
Myra R. Drucker                                      12,521,368
473,844
Charles E. Haldeman, Jr.                          12,532,911
462,301
John A. Hill
12,522,552              472,660
Ronald J. Jackson                                     12,540,710
454,502
Paul L. Joskow                                         12,540,710
454,502
Elizabeth T. Kennan                                12,525,646
469,566
John H. Mullin, III                                  12,532,829
462,383
Robert E. Patterson                                 12,527,177
468035
George Putnam, III                                 12,537,797
457,415
A.J.C. Smith
12,524,156              471,056
W. Thomas Stephens                              12,537,576
457,636
Richard B. Worley                                  12,531,869
463,343



A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments flexibility permitted by the Investment Company Act was approved as follows:

	        Votes	Votes		Abstentions
	  For	against

8,989,267                 657,194
3,348,751



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	against

8,934,798               611,604
3,448,810



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

	     Votes	Votes		Abstentions
	For	against

9,265,065              446,822
3,283,325






A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned*



All tabulations are rounded to the nearest whole number.


* Since sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.